Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

July 27, 2015

Planet Fitness, Inc.

26 Fox Run Road

Newington, New Hampshire 03801

Ladies and Gentlemen:

We have acted as counsel to Planet Fitness, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-205141) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 15,525,000 shares of the Class A common stock, $0.0001 par value per share (“Common Stock”), of the Company, including 2,025,000 shares of Common Stock that may be purchased at the option of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies LLC, Credit Suisse Securities (USA) LLC, Guggenheim Securities, LLC, Robert W. Baird & Co. Incorporated, William Blair & Company, L.L.C., Piper Jaffray & Co., and Cowen and Company, LLC. Of the shares of Common Stock to be registered pursuant to the Registration Statement, 10,491,055 shares are being offered by the Company (the “Company Shares”) and up to 5,033,945 shares are being offered by certain selling stockholders (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”). The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (1) the Company Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting

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Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable, and (2) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP